Exhibit 10.4

SPLIT DOLLAR INSURANCE AGREEMENT

(Endorsement Method)

This Split Dollar Insurance Agreement (the “Agreement”) is effective as of the 4th day of May, 2010 by and among BANK OF THE OZARKS, an Arkansas state chartered commercial bank, (the “Employer”) and its Chairman of the Board and Chief Executive Officer, George G. Gleason, II (the “Insured”).

WITNESSETH:

WHEREAS, the Employer recognizes the valuable services heretofore performed for it by the Insured and wishes to encourage his continued employment and to provide him with additional incentive to achieve corporate objectives; and

WHEREAS, the Employer has agreed to provide the benefits upon the death of the Insured set forth in this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.	Life Insurance. The life insurance Policy with which this Agreement deals is Policy Number U021332 (the “Policy”) issued by Guardian Life Insurance Company of America (the Insurer), on the life of Insured.

2.	Rights of the Parties.

a.	Employer shall be the sole and exclusive owner of the Policy. This includes all the rights of “owner” under the Policy, subject to paragraph 2(b) below.

b.	The Insured shall have the right to designate the beneficiary of the Policy’s death benefit in an amount equal to the lesser of the an amount equal to the death benefit minus the policy cash value as of the Insured’s death or $1,500,000 (One Million Five Hundred Thousand and no/100 Dollars).

Insured’s rights and economic benefits, either in this Agreement or documented on the Insurer’s records, are limited exclusively to the value of one-year death benefit protection stipulated in this paragraph b.

3.	Premium Payment. The entire premium on the policy shall be paid by Employer as it becomes due.

4.	Policy Dividends. Policy dividends, if any, shall be applied to purchase paid-up additional insurance protection.

5.	Right to Purchase Policy. Employer shall not sell, surrender, change the insured or transfer ownership of the Policy while this Agreement is in effect without first giving the Insured the option to purchase the Policy during a period of 60 days from notice to Insured of such intention. The purchase price of the Policy shall be the cash value of the Policy as of the date of transfer to Insured, less any policy and premium loans and any other indebtedness secured by the Policy. The exercise by the Employer of the power to surrender the policy or to change the insured will terminate the rights of the Insured, other than the Insured’s right to purchase the policy pursuant to this paragraph.

6.	Purchase of Insurance Upon Termination. This Agreement may be terminated by mutual agreement of the Employer and the Insured. This Agreement shall terminate automatically upon termination of Insured’s employment with Employer for any reason whatsoever other than the Insured’s death. If this Agreement is terminated, Insured shall have the right to purchase the Policy from Employer on the same terms and conditions as specified in paragraph 5 hereof.

7.	Insurance Company Not Liable. The Insurer shall be bound only by the provisions of and endorsements of the Policy, and any payments made or actions taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons whatsoever. It shall in no way be bound by or be deemed to have notice of the provisions of this Agreement.

8.	Assignment Rights. The Insured shall have the right to assign any part or all of the Insured’s interest in the Policy and this Agreement to any person, entity or trust by execution of a written assignment delivered to the Employer and the Insurer.

9.	Amending the Agreement. The Employer and Insured can mutually agree to amend this Agreement and such amendment shall be in writing and signed by the Employer and Insured.

10.	Binding Effect. This Agreement shall bind Employer and its successors and assigns, Insured and his heirs, executors, administrators and assigns, and any Policy beneficiary.

11.	ERISA Requirements, The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974;

a.	The named fiduciary: The Employer.

b.	The funding policy under this Plan is that all premiums on the Policy be remitted to the Insurer when due.

c.	Direct payment by the Insurer is the basis of payment of benefits under this Plan, with those benefits in turn being based on the payment of premiums as provided in the Plan.

d.	For claims procedure purposes, the “Claims Manager” shall be the Employer.

i.	If for any reason a claim for benefits under this Plan is denied by the Employer, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan paragraph on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

1.	The claimant’s claim shall be deemed filed when presented orally or in writing to the Claims Manager.

2.	The Claims Manager’s explanation shall be in writing delivered to the claimant within 90 days of the date of the claim filed.

e.	The claimant shall have 60 days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

f.	The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant’s request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on this          day of             , 2010.

ATTEST:	BANK OF THE OZARKS

By:
Secretary

Title:

WITNESS

GEORGE G. GLEASON, II

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